ADVISORY AGREEMENT


              ALLIANCE SELECT INVESTOR SERIES, INC.

                   1345 Avenue Of The Americas
                    New York, New York 10105



                                      June 26, 1998
                                  as amended February 29, 2000


ALLIANCE CAPITAL MANAGEMENT L.P.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

         Alliance Select Investor Series, Inc. herewith confirms

our agreement with you as follows:

         1.   We are an open-end, non-diversified management

investment company registered under the Investment Company Act of

1940, as amended (the "Act").  We are currently authorized to issue separate classes of shares and our Directors are authorized to reclassify and issue any unissued shares to any number of additional classes or series (portfolios) each having its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of our Registration Statement on

Form N-1A filed with the Securities and Exchange Commission (the

"Commission") under the Securities Act of 1933, as amended, and the Act (the "Registration Statement").  We propose to engage in the business of investing and reinvesting the assets of each of our portfolios in securities ("the portfolio assets") of the type and in accordance with the limitations specified in our Charter,

By-Laws and Registration Statement, and any representations made in our prospectus and statement of additional information, all in such manner and to such extent as may from time to time be

authorized by our Board of Directors.  We enclose copies of the documents listed above and will from time to time furnish you with any amendments thereof.

         2.   (a)  We hereby employ you to manage the investment

and reinvestment of the portfolio assets as above specified and,

without limiting the generality of the foregoing, to provide management and other services specified below.

              (b)  You will make decisions with respect to all

purchases and sales of the portfolio assets.  To carry out such decisions, you are hereby authorized, as our agent and attorney-

in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of the portfolio assets.  In all purchases, sales and other transactions in the portfolio assets you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might or could do with respect to such purchases,

sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

              (c)  You will report to our Board of Directors at

each meeting thereof all changes in the portfolio assets since the prior report, and will also keep us in touch with important developments affecting the portfolio assets and on your own

initiative will furnish us from time to time with such

information as you may believe appropriate for this purpose,

whether concerning the individual issuers whose securities are included in the portfolio assets, the industries in which they engage, or the conditions prevailing in the economy generally.

You will also furnish us with such statistical and analytical information with respect to the portfolio assets as you may

believe appropriate or as we reasonably may request.  In making such purchases and sales of the portfolio assets, you will bear in mind the policies set from time to time by our Board of

Directors as well as the limitations imposed by our Charter and in our Registration Statement, in each case as amended from time to time, the limitations in the Act and of the Internal Revenue

Code of 1986, as amended, in respect of regulated investment companies and the investment objective, policies and practices,

including restrictions applicable to each of our portfolios.

              (d)  It is understood that you will from time to

time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you. No obligation may be incurred on our behalf in any such respect. During the continuance of this

Agreement and at our request you will provide to us persons

satisfactory to our Board of Directors to serve as our officers.

You or your affiliates will also provide persons, who may be our officers, to render such clerical, accounting and other services to us as we may from time to time request of you.  Such personnel may be employees of you or your affiliates.  We will pay to you or your affiliates the cost of such personnel for rendering such services to us, provided that all time devoted to the investment or reinvestment of the portfolio assets shall be for your

account.  Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties.  Furthermore, you or your

affiliates shall furnish us without charge with such management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject.  You or your affiliates shall also be responsible for the payment of any expenses incurred in promoting the sale of our shares (other than the portion of the promotional expenses to be borne by us in accordance with an effective plan pursuant to Rule

12b-1 under the Act and the costs of printing our prospectuses and reports to shareholders and fees related to registration with the Commission and with state regulatory authorities).

         3.   We hereby confirm that we shall be responsible and

hereby assume the obligation for payment of all of our expenses,

including: (a) payment to you of the fee provided for in

paragraphs 5 and 6 below; (b) custody, transfer and dividend disbursing expenses; (c) fees of directors who are not your

affiliated persons; (d) legal and auditing expenses; (e)

clerical, accounting and other office costs; (f) the cost of personnel providing services to us, as provided in subparagraph

(d) of paragraph 2 above; (g) costs of printing our prospectuses and shareholder reports; (h) cost of maintenance of our corporate existence; (i) interest charges, taxes, brokerage fees and

commissions; (j) costs of stationery and supplies; (k) expenses and fees related to registration and filing with the Commission and with state regulatory authorities; and (l) such promotional,

shareholder servicing and other expenses as may be contemplated by one or more effective plans pursuant to Rule 12b-1 under the

Act or one or more duly approved and effective non-Rule 12b-1 shareholder servicing plans, in each case provided, however, that our payment of such promotional, shareholder servicing and other expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan or plans.

         4.   We shall expect of you, and you will give us the

benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be

subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

         5.   In consideration of your services under this

Agreement we will pay you a fee, in the case of the Premier

Portfolio, comprised of a basic fee (the "Premier Basic Fee") and an adjustment to the Premier Basic Fee based on the investment performance of the Class A shares of the Premier Portfolio in relation to the investment record of the Russell 1000(R) Growth

Index (the "Russell Index").  Such fee shall be calculated and payable as described below in this Paragraph 5.

         (a)  Beginning with the month of August 1999 and for

each succeeding month, the Premier Basic Fee shall be a monthly fee equal to 1/12th of 1.10% (1.10% on an annualized basis) of the average daily net assets of the Premier Portfolio.  The

performance period for each such month shall be from August 1998 through the current calendar month, until this agreement has been in effect for 36 full calendar months, when it shall become a rolling 36-month period ending with the current calendar month.

The Premier Basic Fee for each such month shall be (i) increased at the rate of 1/12th of .05% for each percentage point in excess of two, rounded to the nearer point (the higher point if exactly one-half a point), that the investment performance of the Class A shares of the Premier Portfolio for the performance period then ended exceeds the percentage change in the investment record of the Russell Index for such performance period (up to a maximum of eight percentage points), and (ii) decreased at the rate of

1/12th of .05% for each percentage point in excess of two,

rounded to the nearer point (the higher point if exactly

one-half), that the percentage change in the investment record of the Russell Index exceeds the investment performance of the Class

A shares of the Premier Portfolio for such performance period (up to a maximum of eight percentage points).  Such increase or

decrease ("performance adjustment") will be applied to the

average of the net assets of the Premier Portfolio determined as of the close of business on each business day included in the applicable performance period.  The maximum performance

adjustment for any month may not exceed 1/12th of .30%; the

maximum monthly fee, as adjusted, may not exceed 1/12th of 1.40%;

and the minimum monthly fee, as adjusted, may not be less than

1/12th of .80%.

         (b) For the period from August 1, 1998 through July 31,

1999, you will receive a minimum fee (the "Premier Minimum Fee"),

payable monthly, equal to .80%, annualized, of the average of the net assets of the Premier Portfolio for each day included in such annual period. The performance period relating to such annual period will be from August 1, 1998 through July 31, 1999.  The fee receivable by you for such annual period may be increased to

1.40% from the Premier Minimum Fee.  The increase, if any, will be equal to the difference between (i) the Premier Basic Fee as adjusted for such annual period in accordance with the preceding paragraph and (ii) the Premier Minimum Fee.  The maximum increase in the Premier Minimum Fee for such annual period may not exceed

 .60%, with the rate of any increase being applied on an

annualized basis.  You will receive the Premier Minimum Fee for any period prior to August 1, 1998.

         (c) The investment performance of the Class A shares of

the Premier Portfolio for any period, expressed as a percentage of the Premier Portfolio's net asset value per Class A share at the beginning of such period, shall mean and be the sum of:

(i) the change in the Premier Portfolio's net asset value per

Class A share during such period;  (ii) the value of the Premier

Portfolio's cash distributions per Class A share accumulated to the end of such period; and (iii) the value of capital gains taxes per Class A share of the Premier Portfolio paid or payable on undistributed realized long-term capital gains accumulated to the end of such period.  For this purpose, the value of

distributions per Class A share of the Premier Portfolio of

realized capital gains, of dividends per Class A share of the

Premier Portfolio paid from investment income and of capital gains taxes per Class A share of the Premier Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in Class A shares of the Premier

Portfolio at the net asset value per share in effect at the close of business on the record date for the payment of such

distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions,

dividends and taxes.  Notwithstanding any provisions of this subparagraph (c) or of the other subparagraphs of Paragraph 5 hereof to the contrary, the investment performance of the Class A shares of the Premier Portfolio for any period shall not include,

and there shall be excluded from the change in the Premier

Portfolio's net asset value per Class A share during such period and the value of the Premier Portfolio's cash distributions per

Class A share accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment

performance of the Premier Portfolio for such period computed as set forth in the preceding two sentences and resulting from the

Fund's issuance, sale, repurchase or redemption of any shares of

Common Stock of the Fund.

         (d) The investment record of the Russell Index for any

period, expressed as a percentage of the Russell Index level at the beginning of such period, shall mean and be the sum of

(i) the change in the level of the Russell Index during such period; and (ii) the value, computed consistently with the

Russell Index, of cash distributions made by companies whose securities comprise the Russell Index accumulated to the end of such period.  For this purpose, cash distributions on the

securities which comprise the Russell Index shall be treated as reinvested in the Russell Index at the end of each calendar month following the payment of the dividend.

         (e) Any calculation of the investment performance of the

Class A shares of the Premier Portfolio and the investment record of the Russell Index shall be in accordance with any then

applicable rules of the Commission.

         (f) In the event of any termination of this Agreement,

the fee provided for in this Paragraph 5 shall be calculated on the basis of a period ending on the last day on which this

Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

         6.   In consideration of your services under this

Agreement, we will pay you a fee, in the case of the Technology

Portfolio, comprised of a basic fee (the "Technology Basic Fee")

and an adjustment to the Technology Basic Fee based on the

investment performance of the Class A shares of the Technology

Portfolio in relation to the investment record of the NASDAQ

Composite Index (the "NASDAQ Index").  Such fee shall be

calculated and payable as described below in this Paragraph 6.

         (a)  Beginning with the month of April 2001 and for each

succeeding month, the Technology Basic Fee shall be a monthly fee equal to 1/12th of 1.50% (1.50% on an annualized basis) of the average daily net assets of the Technology Portfolio.  The

performance period for each such month shall be from April 1,

2000 through the current calendar month, until this Agreement has been in effect for 36 full calendar months, when it shall become a rolling 36-month period ending with the current calendar month.

The Technology Basic Fee for each such month shall be

(i) increased at the rate of 1/12th of .125% for each percentage point, rounded to the nearer point (the higher point if exactly one-half a point), that the investment performance of the Class A shares of the Technology Portfolio for the performance period then ended exceeds the percentage change in the investment record of the NASDAQ Index for such performance period (up to a maximum of eight percentage points), and (ii) decreased at the rate of

1/12th of .125% for each percentage point, rounded to the nearer point (the higher point if exactly one-half), that the percentage change in the investment record of the NASDAQ Index exceeds the investment performance of the Class A shares of the Technology

Portfolio for such performance period (up to a maximum of eight percentage points).  Such increase or decrease ("performance adjustment") will be applied to the average of the net assets of the Technology Portfolio determined as of the close of business on each business day included in the applicable performance period. The maximum performance adjustment for any month may not exceed 1/12th of 1.00%; the maximum monthly fee, as adjusted, may not exceed 1/12th of 2.50%; and the minimum monthly fee, as

adjusted, may not be less than 1/12th of .50%.

         (b) For the period from April 1, 2000 through March 31,

2001, you will receive a minimum fee (the "Technology Minimum

Fee"), payable monthly, equal to .50%, annualized, of the average of the net assets of the Technology Portfolio for each day

included in such annual period.  The performance period relating to such annual period will be from April 1, 2000 through March

31, 2001.  The fee receivable by you for such annual period may be increased to 2.50% from the Technology Minimum Fee.  The

increase, if any, will be equal to the difference between (i) the

Technology Basic Fee as adjusted for such annual period in

accordance with the preceding paragraph and (ii) the Technology

Minimum Fee.  The maximum increase in the Technology Minimum Fee for such annual period may not exceed 2.00%, with the rate of any increase being applied on an annualized basis.  You will receive the Technology Minimum Fee for any period prior to April 1, 2000.

         (c) The investment performance of the Class A shares of

the Technology Portfolio for any period, expressed as a

percentage of the Technology Portfolio's net asset value per

Class A share at the beginning of such period, shall mean and be the sum of: (i) the change in the Technology Portfolio's net asset value per Class A share during such period; (ii) the value of the Technology Portfolio's cash distributions per Class A share accumulated to the end of such period; and (iii) the value of capital gains taxes per Class A share of the Technology

Portfolio paid or payable on undistributed realized long-term capital gains accumulated to the end of such period.  For this purpose, the value of distributions per Class A share of the

Technology Portfolio of realized capital gains, of dividends per

Class A share of the Technology Portfolio paid from investment income and of capital gains taxes per Class A share of the

Technology Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in Class A shares of the Technology Portfolio at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.  Notwithstanding any provisions of this subparagraph (c) or of the other subparagraphs of Paragraph 6 hereof to the contrary, the investment performance of the Class A shares of the Technology Portfolio for any period shall not include, and there shall be excluded from the change in the Technology Portfolio's net asset value per Class A share during such period and the value of the Technology Portfolio's cash distributions per Class A share accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment performance of the Technology Portfolio for such period computed as set forth in the preceding two sentences and resulting from the Fund's issuance, sale, repurchase or

redemption of any shares of Common Stock of the Fund.

         (d) The investment record of the NASDAQ Index for any

period, expressed as a percentage of the NASDAQ Index level at the beginning of such period, shall mean and be the sum of

(i) the change in the level of the NASDAQ Index during such

period; and (ii) the value, computed consistently with the NASDAQ

Index, of cash distributions made by companies whose securities comprise the NASDAQ Index accumulated to the end of such period.

For this purpose, cash distributions on the securities which comprise the NASDAQ Index shall be treated as reinvested in the

NASDAQ Index at the end of each calendar month following the payment of the dividend.

         (e) Any calculation of the investment performance of the

Class A shares of the Technology Portfolio and the investment record of the NASDAQ Index shall be in accordance with any then applicable rules of the Commission.

         (f) In the event of any termination of this Agreement,

the fee provided for in this Paragraph 6 shall be calculated on the basis of a period ending on the last day on which this

Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

         7.   This Agreement shall become effective on the date

hereof and shall remain in effect until November 30, 1999 with respect to the Premier Portfolio and February 28, 2001 with

respect to the Technology Portfolio and continue in effect

thereafter with respect to a portfolio only so long as its

continuance with respect to that portfolio is specifically

approved at least annually by our Board of Directors or by a vote of a majority of the outstanding voting securities (as defined in the Act) of such portfolio, and, in either case, by a vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of our Directors who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as our Directors), and provided further, however, that if the continuation of this

Agreement is not approved as to a portfolio, you may continue to render to such portfolio the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.  Upon the effectiveness of this

Agreement, it shall supersede all previous agreements between us covering the subject matter hereof.  This Agreement may be

terminated with respect to any portfolio at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of such portfolio, or by a vote of our Board of Directors on 60 days' written notice to you, or by you with respect to any portfolio on 60 days' written notice to us.

         8.   This Agreement shall not be amended as to any

portfolio unless such amendment is approved by vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of our Directors who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as our Directors), and,

if required by law, by vote of a majority of the outstanding voting securities (as defined in the Act) of such portfolio.

Shareholders of a portfolio not affected by any such amendment shall have no right to participate in any such vote.

         9.   As to any particular portfolio, this Agreement may

not be transferred, assigned, sold or in any manner hypothecated or pledged by you and, as to such portfolio, this Agreement shall terminate automatically in the event of any such transfer,

assignment, sale, hypothecation or pledge by you.  The terms

"transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and any interpretation thereof contained in rules or regulations

promulgated by the Commission thereunder.

    10.  (a) Except to the extent necessary to perform your

obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of Alliance Capital Management

Corporation, your general partner, who may also be a Director,

officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act), to engage in any other

business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

         (b) You will notify us of any change in the general

partners of your partnership within a reasonable time after such change.

    11.  If you cease to act as our investment adviser, or, in any event, if you so request in writing, we agree to take all necessary action to change our name to a name not including the term "Alliance."  You may from time to time make available

without charge to us for our use such marks or symbols owned by you, including marks or symbols containing the term "Alliance" or any variation thereof, as you may consider appropriate.  Any such marks or symbols so made available will remain your property and you shall have the right, upon notice in writing, to require us to cease the use of such mark or symbol at any time.

    12.  This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

         If the foregoing is in accordance with your

understanding, will you kindly so indicate by signing and

returning to us the enclosed copy hereof.



                             Very truly yours,

                             ALLIANCE SELECT INVESTOR
                               SERIES, INC.


                                /s/ Edmund P. Bergan, Jr.
                             By__________________________


Agreed to and accepted
June 26, 1998 as amended February 29, 2000.

ALLIANCE CAPITAL MANAGEMENT L.P.

By ALLIANCE CAPITAL MANAGEMENT
     CORPORATION, its general
     partner


    /s/ John D. Carifa
By_______________________________























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